Exhibit 12.1

REEBOK INTERNATIONAL LTD.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in Millions)

	Three Months Ended		Fiscal Year Ended
	March 31, 2003	March 31, 2004	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003
Earnings
Pretax Income	$59,489	$60,201	$21,138	$129,878	$151,026	$192,098	$229,373
Add:
Interest on indebtedness	6,518	6,167	49,691	38,271	30,982	23,848	25,590
Amortization of debt discount and issuance costs	77	73	344	231	393	441	447
Portions of rent representative of the interest factor	4,861	3,769	15,395	15,821	18,480	19,393	19,443

Income as adjusted	$70,945	$70,210	$86,568	$184,201	$200,881	$235,780	$274,853

Fixed Charges
Interest on indebtedness	$6,518	$6,167	$49,691	$38,271	$30,982	$23,848	$25,590
Amortization of debt discount and issuance costs	77	73	344	231	393	441	447
Portions of rent representative of the interest factor	4,861	3,769	15,395	15,821	18,480	19,393	19,443

Fixed Charges	$11,456	$10,009	$65,430	$54,323	$49,855	$43,682	$45,480

Ratio of earnings to fixed charges	6.19	7.01	1.32	3.39	4.03	5.40	6.04